Exhibit (h)(15)
SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT
Allianz Funds
1633 Broadway
New York, NY 10019
June 19, 2013
Allianz Global Investors Fund Management LLC
1633 Broadway
New York, NY 10019
Ladies and Gentlemen:
     Allianz Funds, a Massachusetts business trust (the “Trust”) and Allianz Global Investors Fund Management LLC, a Delaware limited liability company (the “Administrator”) entered into an Amended and Restated Expense Limitation Agreement dated April 1, 2005 (the “A&R Agreement”), which amended and restated in its entirety the Expense Limitation Agreement dated June 3, 1999 between the Trust and the Administrator. This Second Amended and Restated Expense Limitation Agreement (the “Agreement”), dated as of June 19, 2013, amends and restates the A&R Agreement in its entirety on the following terms:
     1. The Trust is an open-end management investment company that has multiple series and offers multiple share classes (each, a “Class”). This Agreement shall cover those series of the Trust listed on Schedule A hereto, together with each series that the Trust and the Administrator in the future agree shall be covered by this Agreement (collectively, the “New Funds”), and each Class of each New Fund.
     2. Pursuant to an Amended and Restated Administration Agreement between the Trust and the Administrator dated as of July 1, 2011 (as from time to time in effect, the “Administration Agreement”), the Trust has retained or will retain the Administrator to provide or procure for the Trust, each New Fund, and each New Fund’s shareholders, various administrative and related services (including those provided by third-party service providers), in exchange for an administrative fee on the terms set forth in the Administration Agreement.
     3. With respect to each Class of each New Fund, as used in this Agreement:
     (a) “Attributable Class Operating Expenses” means the New Fund’s actual operating expenses attributable to the Class (expressed as a percentage of average daily net assets) prior to any waiver, reduction or reimbursement by the Administrator under this Agreement;
     (b) “Effective Class Operating Expenses” means the New Fund’s actual operating expenses attributable to the Class (expressed as a percentage of average daily net assets), after any waiver, reduction or reimbursement by the Administrator under this Agreement, or under any other agreement, including, without limitation, any advisory or administrative fee waiver agreement;

     (c) “Subject Expenses” means the New Fund’s organizational expenses (including both corporate organizational and initial offering expenses in connection with the launch of the New Fund) as attributed to each Class of the New Fund (expressed as a percentage of average daily net assets);
     (d) “Subject Expenses Limit” means the sum of (i) the “ Total Annual Fund Operating Expenses After Expense Reductions “ listed for the Class of the New Fund in the current prospectus relating to the Class (or some similar term denoting the net expenses attributed to the Class by calculating total annual operating expenses minus all waivers, reductions and reimbursements), minus the “Acquired Fund Fees and Expenses” listed for the Class of the New Fund in such prospectus, and (ii) .0049% (expressed as a percentage of average daily net assets); and
     (e) “Annual Excess Amount” means the extent to which the annual Attributable Class Operating Expenses of the Class for a fiscal year exceed the Subject Expenses Limit for that Class due to Subject Expenses.
     4. Each month, the Attributable Class Operating Expenses of each Class of each New Fund for such month shall be annualized as of the last day of the month. Until the Expense Limitation Expiration Date of such New Fund as specified in Schedule A, if such annualized Attributable Class Operating Expenses exceed the Subject Expenses Limit of a Class, the Administrator shall waive, reduce or reimburse the administrative fee it is entitled to receive from that Class under the Administration Agreement for that month by the lesser of (i) an amount such that the annualized Effective Class Operating Expenses of such Class for such month equal the Subject Expenses Limit or (ii) the total Subject Expenses allocated to such Class for such month.
     5. Until the Recoupment Period Expiration Date of each New Fund as specified in Schedule A, if in any month during which the Administration Agreement is in effect, the annualized Attributable Class Operating Expenses of a particular Class of a New Fund are less than the Subject Expenses Limit of such Class, the Administrator shall be entitled to reimbursement by such Class of any or all administrative fees previously waived, reduced or reimbursed by the Administrator with respect to that Class (the “Aggregate Class Reimbursement Amount”) pursuant to this Agreement and not subsequently reimbursed to the Administrator pursuant to this paragraph during the previous thirty-six (36) months, to the extent that the Attributable Class Operating Expenses of that Class of the New Fund for such month plus the amount so reimbursed, when annualized, does not exceed the Subject Expenses Limit of that Class; provided, however, that the amount of any such reimbursement shall in no event exceed the Aggregate Class Reimbursement Amount of that Class of the New Fund.
     6. As necessary, and subject to any reimbursements made to the Administrator pursuant to this Agreement, on or before the last day of the first month of each fiscal year of each New Fund, an adjustment payment shall be made by the Administrator or the relevant Class of the New Fund such that amount of the administrative fees waived, reduced or reimbursed by the Administrator with respect to such Class of the New Fund during the previous fiscal year shall equal the Annual Excess Amount, if any, for such previous fiscal year.

     7. This Agreement shall become effective on July 1, 2013, shall have an initial term through June 30, 2014, and shall apply for each fiscal year thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless the Administrator provides written notice to the Trust at the above address of the termination of this Agreement, which notice shall be received by the Trust at least thirty (30) days’ prior to the end of the then-current term. In addition, this Agreement may be terminated by the Trust upon ninety (90) days’ prior written notice to the Administrator at its principal place of business. The Agreement shall terminate upon the termination of the Administration Agreement.
     8. Nothing herein contained shall be deemed to require the Trust or the New Funds to take any action contrary to the Trust’s Fifth Amended and Restated Agreement and Declaration of Trust, as amended or supplemented from time to time (the “Declaration of Trust”) or Fifth Amended and Restated Bylaws, as amended or supplemented from time to time (the “Bylaws”), or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or that relieves or deprives the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the New Funds.
     9. Any question of interpretation of any term or provision of this Agreement, including but not limited to the administrative fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Administration Agreement or the Investment Company Act of 1940, as amended and the rules and regulations thereunder (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Administration Agreement and the 1940 Act, as applicable.
     10. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.
     11. A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each New Fund.
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     If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Administrator the enclosed copy hereof.
Very truly yours,
ALLIANZ FUNDS
By:___________________________
Name: Brian S. Shlissel
Title: President
ACCEPTED AND AGREED TO:
ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC
By:_________________________
Name: Brian S. Shlissel
Title: Managing Director

SCHEDULE A
(updated as of June 19, 2013)
New Funds

	Expense Limitation	Recoupment Period
Fund Name	Expiration Date	Expiration Date
AllianzGI Small-Cap Blend Fund	6/30/14	6/30/17